Item 77Q(a)(v) - Exhibits - Copies of any Material Amendments to
Registrant's Charter or By-Laws


VISION GROUP OF FUNDS, INC.
ARTICLES OF AMENDMENT

		VISION GROUP OF FUNDS, INC., a Maryland corporation having its principal office in the State of Maryland in the City of Baltimore (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

		FIRST: Effective August 22, 1999, the Charter of the Corporation is hereby amended by renaming all of the issued and unissued shares of Vision Equity Income Fund - Class A Shares as Vision Large Cap Value Fund - Class A Shares.

		SECOND: The foregoing amendment to the Charter of the Corporation was approved by a majority of the entire Board of Directors; the foregoing amendment is limited to a change expressly permitted by
Section 2-605 of Title 2 of Subtitle 6 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation; and the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

		The undersigned Vice President acknowledges that these Articles of Amendment are the act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under the penalties of perjury.

		IN WITNESS WHEREOF, Vision Group of Funds, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary as of this 2nd day of August, 1999.

ATTEST:	VISION GROUP OF FUNDS, INC.


By:  /s/ C. Todd Gibson		By:  /s/ Beth S. Broderick
C. Todd Gibson	     Beth S. Broderick
Assistant Secretary	     Vice President